Exhibit 10.1
EXECUTION COPY
THE HOUSTON EXPLORATION COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated on July 25, 2006

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THE HOUSTON EXPLORATION COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PREAMBLE
     The principal objective of The Houston Exploration Company Supplemental Executive Retirement Plan (“Plan”) is to help ensure that the Company provides a competitive level of benefits in order to attract, retain, and motivate selected executives. The Plan is designed to provide retirement benefits to selected employees that will help the Company meet this objective.
     The Plan was adopted effective January 1, 2006 and was amended and restated as of the Effective Date (as defined below). The Plan was established for the purpose of providing benefits to a select group of management or highly compensated employees. The benefits under the Plan are considered unfunded. Accordingly, it is intended that the Plan be exempt from the requirements of Parts II, III, and IV of Title I of Employee Retirement Income Security Act of 1974 (“ERISA”) pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.
ARTICLE I
DEFINITIONS
     1.1 Actuarial Equivalent. The “Actuarial Equivalent” of two (2) forms of benefits shall be determined using the following actuarial assumptions:

Interest rate:	The average of the “applicable interest rate” within the meaning of Section 417(e)(3)(A)(ii)(II) of the Code in effect for the three (3) months preceding the Plan Year for to which it shall apply (the “Actuarial Equivalent Benefit Interest Rate”).

Mortality:	The “applicable mortality table” within the meaning of Section 417(e) (3)(A)(ii)(I) of the Code.
     1.2 Board. The Board of Directors of the Company or its delegate.
     1.3 Bonus. “Bonus” shall mean the annual Bonus paid to a participant under the Company’s annual incentive compensation plan as in effect from time to time.
     1.4 Cause. “Cause” shall (a) have the same meaning as set forth in any written employment agreement between the Participant and the Company or (b) in the event that the Participant is not a party to a written employment agreement, “Cause” shall mean: any failure by the Participant to: (i) perform his principal duties as so required by the Company, or (ii) comply with any material provision of the Company’s ethics, code of conduct or other employment policies, after written notice of such failure has been given to the Participant by the Board and such failure shall have continued for thirty (30) days after receipt of such notice, or (iii) a

Participant’s grossly negligent or intentional misconduct which is either materially detrimental to the Company’s financial interest and reputation or would legally prevent the Participant from serving in the capacity he was hired to serve, or (iv) a conviction or plea of guilty or no contest by the Participant of a felony or any other criminal offense involving a moral turpitude any of which has a material adverse affect on a Participant’s ability to perform the duties of his position or on the financial condition or profitability of the Company.
     1.5 Change of Control. “Change of Control” shall have the same meaning as set forth in the Company’s 2004 Long Term Incentive Plan, as amended from time to time.
     1.6 Company. The Houston Exploration Company.
     1.7 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.8 Early Retirement Date.
          (a) The first day of any month coincident with or next following the month in which the Participant terminates employment with the Company:
               (i) After becoming eligible for early retirement benefits, but
               (ii) Before his Normal Retirement Date.
          (b) A Participant first becomes eligible for early retirement benefits when:
               (i) He attains age fifty-five (55), and
               (ii) He has at least five (5) full Years of Participation.
     1.9 Effective Date. The effective date of the Plan is January 1, 2006.
     1.10 Eligible Employee. A management level or highly compensated employee of the Company who is designated to participate in the Plan by the Plan Administrator.
     1.11 ERISA. The Employee Retirement Income Security Act of 1974, as amended.
     1.12 Final Average Salary.
          (a) The Participant’s “Final Average Salary” shall mean the average of the highest consecutive three (3) years of a Participant’s annual base salary and a Participant’s annual Bonus earned from the Company during the five (5) year period preceding a Participant’s Termination of Employment measured from the December 31st immediately prior to the Termination of Employment.
          (b) In the event that the Participant has less than three (3) calendar years of employment with the Company, his Final Average Salary shall be the average amount of his annualized base salary and annual Bonus for the entire period.

          (c) Notwithstanding Paragraph (a) or (b), on or following a Change of Control, Final Average Salary shall mean the greater of (i) or (ii), where (i) is the amount set forth in Section 1.12(a) or Section 1.12(b), as applicable, determined as of the Participant’s Retirement and (ii) is the amount set forth in Section 1.12(a) or 1.12(b), as applicable, determined as though Retirement occurred on the date of a Change of Control.
     1.13 Good Reason. Good Reason” shall (a) have the same meaning as set forth in any written employment agreement between the Participant and the Company or (b) in the event that the Participant is not a party to a written employment agreement, Good Reason shall mean within thirty (30) days following his knowledge of any of the events set forth below which have not been cured by the Company within fifteen (15) days following a Participant’s written notice of the occurrence of any such events: (i) a material and adverse change in (A) the powers, duties, responsibilities or functions of the Participant or (B) in the Participant’s reporting responsibilities which in either case of (A) or (B), occurs on or following a Change of Control or (ii) without the Participant’s prior written consent, the relocation of the Company’s principal executive offices outside the greater Houston, Texas metropolitan area or requiring the Participant to be based other than at such principal executive offices of the Company.
     1.14 Normal Retirement Date. The Participant’s sixty-fifth (65th) birthday.
     1.15 Notional Interest. As of any particular date shall mean the Actuarial Equivalent Benefit Interest rate times 1.2, compounded annually.
     1.16 Offset Amount. The Actuarial Equivalent, calculated using the same form of benefit that is to be paid to the Participant, of six (6%) percent of a Participant’s Total Compensation earned for each Year of Service assuming such amounts earned Notional Interest at all times from the date earned through the date that benefits commence under the Plan. For purposes hereof, amounts shall be deemed earned for a Year of Service on the January 1 which occurs immediately following the end of such Year of Service and Notional Interest shall be calculated with respect to such year commencing as of such on January 1.
     1.17 Participant. An Eligible Employee who has become a participant in the Plan in accordance with Section 2.1.
     1.18 Plan. The Houston Exploration Supplemental Executive Retirement Plan, as amended from time to time.
     1.19 Plan Year. The fiscal year of the Plan, which shall be the period beginning on January 1 and ending on the following December 31; provided, that, for the Plan’s first Plan Year it shall mean the period from the Effective Date to December 31, 2006.
     1.20 Plan Administrator. The person, persons or entity appointed by the Board pursuant to Article V to manage, administer, interpret, and construe the Plan.
     1.21 Postponed Retirement Date. The first day on which the Participant terminates employment with the Company following his Normal Retirement Date.

     1.22 Retirement. The termination of a Participant’s employment with the Company after he has satisfied the requirements for benefits under Section 2.2 below.
     1.23 Retirement Date. A Participant’s Normal, Early, or Postponed Retirement Date (whichever is applicable).
     1.24 Specified Employee. A “Specified Employee” shall have the meaning as set forth in Section 409A of the Code.
     1.25 Termination of Employment. A Participant’s cessation of service with the Company and affiliates for any reason whatsoever, voluntary or involuntary, if such termination is within the meaning of Section 409A(a)(2)(A)(i) of the Code.
     1.26 Total Compensation. For any Year of Service shall mean a Participant’s annual base salary and annual Bonus paid during such year.
     1.27 Years of Participation. The number of complete and partial Plan Years that the Participant has been a Participant in the Plan while employed by the Company, beginning with the first Plan Year in which the Participant commences participation in the Plan pursuant to Section 2.1 of the Plan. A Participant will be credited with one (1) full Year of Participation for each Plan Year on or after the Effective Date during which the Participant completes twelve (12) months of continuous service for the Company and is a Participant in the Plan.
     1.28 Years of Service. The number of complete and partial years that a Participant has been employed by the Company. A Participant will be credited with one (1) full Year of Service for each computation period during which the Participant completes twelve (12) months of continuous service for the Company. A computation period shall be the Plan Year. Except as otherwise set forth in resolutions of the Board:
          (a) Each Participant will receive credit for all full and partial Years of Service with the Company prior to commencing participation in the Plan, and
          (b) A Participant will be credited with any time while he is on a leave of absence approved by the Company, including disability leave, up to a maximum of two (2) additional Years of Service.
ARTICLE II
ELIGIBILITY FOR BENEFITS
     2.1 Eligibility to Participate.
          (a) An individual shall become a Participant at the time, and on the conditions specified by the Plan Administrator.
          (b) The Participants in the Plan as of Effective Date are the individuals specified in Exhibit A attached hereto. Additional Participants may be added to Exhibit A by the Plan Administrator without requiring an amendment to the Plan.

          (c) If it is subsequently determined that the participation of any individual in the Plan is inconsistent with the Plan being exempt from the requirements of Parts II, III, and IV of Title I of ERISA, at the election of the Plan Administrator, the present value of the current accrued benefit payable to that individual shall be paid in a lump sum as soon as administratively possible after such determination is made, but only to the extent that such payment would not subject the Participant to taxes and penalties under Section 409A(a)(1)(B) of the Code.
     2.2 Entitlement to Benefits. A Participant shall be entitled to the accrued benefit determined pursuant to Article III hereof in accordance with the following:
          (a) Normal Retirement. A Participant who has a Termination of Employment on or after his Normal Retirement Date will be eligible to retire and receive accrued benefits under this Plan unless the Participant is a Specified Employee in which case distribution of such benefits shall commence six (6) months after such Participant’s Retirement Date, unless it is determined that commencement of such distribution prior to the expiration of such six (6) month period would not violate Section 409A of the Code.
          (b) Early Retirement. A Participant who has a Termination of Employment on or after his Early Retirement Date shall be eligible to retire and receive accrued benefits at his Early Retirement Date as determined in accordance with Section 3.1(b) of the Plan. A Participant must commence distribution of his early retirement benefit upon such termination event and shall not be permitted to defer receipt of his early retirement benefit, unless the Participant is a Specified Employee in which case such distribution shall commence six (6) months after such Participant’s Early Retirement Date, unless it is determined that commencement of such distribution prior to the expiration of such six (6) month period would not violate Section 409A of the Code.
          (c) Termination of Employment Prior to Retirement. A Participant who has a Termination of Employment for a reason other than death prior to attaining an Early Retirement Date, shall receive his accrued benefit under the Plan based on his Years of Service as of his Termination of Employment and such benefit shall commence upon his Normal Retirement Date as provided in Paragraph (a).
          (d) Pre-Retirement Death Benefit. In the event of the Participant’s death while still employed by the Company or an affiliate and after completing five (5) full Years of Participation, the Participant’s surviving spouse, if any, shall be entitled to receive a survivor benefit upon such Participant’s death. The amount of the benefit payable to the surviving spouse shall be determined as if:
               (i) The Participant had terminated employment on the day before his death and
               (ii) Elected to receive his benefit in the form of an Actuarial Equivalent fifty percent (50%) joint and survivor annuity. The value of the joint and survivor annuity will be the Actuarial Equivalent of the accrued benefit to which the Participant would have become entitled assuming he had survived his earliest retirement date (or the date of death if later), based on his Years of Service and Final Average Salary through the date of his death.

          (e) Post-Retirement Death Benefit. In the event of the Participant’s death after Termination of Employment, no further benefits shall be payable under the Plan unless the Participant has elected, pursuant to Section 3.2(b), to have benefits payable over the joint lives of the Participant and the Participant’s spouse, in which case Actuarial Equivalent benefit payments shall continue over the life of the Participant’s spouse.
     2.3 Forfeiture of Benefits. Notwithstanding anything herein to the contrary, the benefit payable hereunder to a Participant shall be forfeited if he is discharged for Cause or otherwise experiences a Termination of Employment prior to being vested in his benefit under the Plan.
ARTICLE III
BENEFITS
     3.1 Amount of Benefit. A Participant who is entitled to benefits in accordance with Article 2 above will be eligible for a monthly retirement benefit equal to one twelfth (1/12) of the amount determined in accordance with this Section 3.1.
          (a) The annual retirement benefit payable upon a Termination of Employment which occurs on or following such Participant’s Normal Retirement Date will be equal to the difference between (i) and (ii), where (i) is equal to the product of (A) and (B), where (A) is equal to two and one-half percent (2.5%) of such Participant’s Final Average Salary and (B) is equal to such Participant’s total Years of Service, not to exceed twenty (20) and (ii) is the Offset Amount (the “Normal Retirement Benefit”).
          (b) Notwithstanding Section 3.1(a) hereof, if a Participant qualifies for early retirement in accordance with Section 1.8(b) of the Plan, upon his Early Retirement Date, such Participant’s early retirement benefit shall be equal to the difference between (i) and (ii), where (i) is equal to the product of (A), (B) and (C), where (A) is equal to two and one-half percent (2.5%) of such Participant’s Final Average Salary, (B) is equal to such Participant’s total Years of Service, not to exceed twenty (20) and (C) is equal to the applicable percentage as set forth in the chart below and (ii) is the Offset Amount.

Attained Age at Retirement	Applicable Percentage
65	100%
64	95%
63	90%
62	85%
61	80%
60	75%
59	70%
58	65%
57	60%
56	55%
55	50%

     3.2 Form of Benefit.
          (a) Except as provided in Paragraph (b) below, Section 2.2(d) and Article IV hereof, the benefit determined under this Plan will be payable in the form of a single life annuity over the life of the Participant.
          (b) In accordance with rules and procedures prescribed by the Plan Administrator, a Participant may elect within thirty (30) days of first becoming eligible to participate in the Plan to have his benefit be paid in the form of a joint and fifty-percent (50%) survivor annuity payable over the joint lives of the Participant and the Participant’s spouse that will be the Actuarial Equivalent of the amount of the Participant’s benefit calculated pursuant to Paragraph (a) above. If a Participant is not married at such time the payment of benefits are to commence, the benefit shall be calculated in accordance with Paragraph (a) without regard to any such election. If permissible under Section 409A of the Code, the Plan Administrator may permit such elections to be made at a later time.
     3.3 Payment of Benefits.
          (a) Participants are not entitled to receive a distribution of their benefits prior to Retirement, except as otherwise provided in Article IV of the Plan.
          (b) Benefits will begin on the first day of the month coincident with or next following the Participant’s Retirement Date. Benefits will continue to be paid on the first day of each succeeding month.
          (c) The last payment will be on the first day of the month in which the retired Participant dies unless the Participant has elected that his benefit be paid in an optional form in accordance with the provisions of Section 3.2(b) above.
     3.4 Vesting. A Participant shall be vested 100% in his benefit payable under this Plan upon the earlier of completing five (5) full Years of Participation or attaining the age of 65 prior to a Termination of Employment (the “Vesting Date”). If a Participant is not vested in his benefit under the Plan upon a Termination of Employment, no benefits shall be paid under the Plan. If a Participant has a Termination of Employment prior to his Vesting Date, but is re-employed by the Company within three (3) years thereafter and is still eligible to participate in the Plan, as determined by the Plan Administrator, such Participant shall be credited with the same Years of Service and Years of Participation he had upon such Termination of Employment for purposes of calculating vesting and benefits hereunder. If a Participant has a Termination of Employment on or following a Vesting Date and has commenced receiving benefits under the Plan, upon a re-employment of such Participant by the Company, unless otherwise determined by the Plan Administrator, such Participant shall continue to receive such benefits and shall not accrue any additional Years of Service under the Plan.
     3.5 Payees Under Legal Disability.
          (a) If the Plan Administrator believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him, the Plan Administrator may have the payment, or any part of it, made to the person(s) or institution that it believes is caring for or supporting the payee.
          (b) Any payment under Paragraph (a) above shall be a payment for the benefit of the payee and shall, to the extent thereof, be a complete discharge of any liability under the Plan to the payee.
     3.6 Withholding for Taxes. Any payments out of the Plan may be subject to withholding for taxes as may be required by any applicable federal or state law. To the extent that the benefit under this Plan is considered wages for income or employment tax purposes during any period prior to the time benefits become payable hereunder, the Company may withhold such taxes from the Participant’s current compensation as may be required by any applicable federal or state law.
     3.7 Mailing of Payments.
          (a) All payments under the Plan shall be delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant, to the last address of his surviving spouse).
          (b) Each Participant shall be responsible for furnishing the Plan Administrator with his current address.
     3.8 Grantor Trust. Although the Company is responsible for the payment of all benefits under the Plan, the Company may, in its discretion, contribute funds or assets (including insurance policies on the life of any or all Participants) to a grantor trust for the purpose of paying benefits under this Plan. Such trust may be irrevocable, but assets of the trust shall be subject to the claims of creditors of the Company. To the extent any benefits provided under the terms of the Plan are actually paid from the trust, the Company shall have no further obligation with respect thereto. To the extent any benefits provided under the terms of the Plan are not paid from the trust, such benefits shall remain the obligation of and shall be paid by the Company. The Participants shall have the status of unsecured creditors insofar as their legal claim for benefits under the Plan and the Participants shall have no security interest or preferred claim in or to the assets of any such grantor trust.
     3.9 Protective Provisions. Each Participant, as a condition of participation, shall be required to cooperate with the Company by furnishing any and all information requested by the Plan Administrator to facilitate payment of benefits hereunder by taking such physical examinations as the Plan Administrator may deem necessary and by taking such other actions as may be requested by the Plan Administrator. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan.

ARTICLE IV
CHANGE OF CONTROL
     Notwithstanding anything in this Plan to the contrary, the provisions of this Article IV apply following a Change of Control to all active Participants in the Plan (“Affected Participants”).
     4.1 Entitlement to Benefits. If the employment of an Affected Participant is terminated by the Company for any reason other than Cause (or the Affected Participant voluntarily resigns for Good Reason), at any time within the two (2) year period following a Change of Control, he shall be paid a lump sum cash payment equal to the Actuarial Equivalent of the Normal Retirement Benefit computed according to Section 3.1. Such amount shall be paid six (6) months following such Termination of Employment if the Participant is a Specified Employee and payment earlier than such date would violate Section 409A of the Code.
     4.2 Special Administrative Committee. Within a reasonable period of time prior to the occurrence of a Change of Control of the Company, an independent plan administrator (the “Independent Administrator”), shall be appointed to serve as the Plan Administrator. The Independent Administrator shall be the independent administrator as so provided for under the trust established pursuant to Section 3.8 of the Plan. To the extent that the trust does not provide for such an administrator or no trust exists, then the Board shall appoint a neutral third party to serve as the Independent Administrator. The Independent Administrator shall serve in such capacity for the twenty-four (24) month period following the Change of Control. The Independent Administrator will perform such duties as to ensure that all benefits provided for under the Plan shall not be reduced in form and payment prior to, in connection with, or within twenty-four (24) month period following a Change of Control. The Independent Administrator shall serve in such capacity in accordance with the duties and obligations as set forth under Article 5 of the Plan.
     4.3 Full Vesting. An Affected Participant shall become 100% vested in his benefits upon a Change of Control whether or not he experiences a Termination of Employment.
ARTICLE V
OPERATION AND ADMINISTRATION OF THE PLAN
     5.1 Plan Administrator Powers. The Plan Administrator shall have all powers necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred on the Plan Administrator elsewhere in the Plan or by law, the Plan Administrator shall have the following powers and authority:
          (a) To designate agents to carry out responsibilities relating to the Plan.
          (b) To employ such legal, actuarial, accounting, clerical, and other assistance as it may deem appropriate in administering this Plan.

          (c) To establish rules and procedures for the conduct of the Plan Administrator’s business and the administration of this Plan.
          (d) To administer this Plan and to decide all questions which may arise under this Plan. All determinations by the Plan Administrator shall be binding upon all parties, to the maximum extent permitted by law. The Plan Administrator shall have discretionary authority in all aspects of the administration and interpretation of the Plan, including the interpretation and construction of the Plan and the ability to make determinations of disputed facts.
          (e) To perform or cause to be performed such further acts as it may deem to be necessary or appropriate in the administration of the Plan.
     5.2 Composition of Plan Administrator.
          (a) The Plan Administrator (who need not be Participants or even employees of the Company) shall be appointed by the Board of the Company and shall continue until termination of such status in accordance with the provisions of this Article V. In the event the Board does not designate the Plan Administrator, the Plan Administrator shall be the Company and the Company’s authorized officers may act on its behalf in a representative capacity.
          (b) The Plan Administrator or any individual member thereof may resign at any time by giving written notice to the Board, effective as the date stated in the notice. The Plan Administrator or any individual member thereof may be removed by the Board at any time.
          (c) In the case of a Plan Administrator or an individual member thereof who is also an employee of the Company, his status as Plan Administrator shall terminate as of the effective date of the termination of his employment, except as otherwise provided in resolutions adopted by the Board.
          (d) Upon the death, resignation, or removal of the Plan Administrator, the Board may appoint a successor. Notice of the appointment of a successor member shall be given by the Company in writing to the other members of the Plan Administrator.
     5.3 Plan Administrator Procedure.
          (a) In the event the Plan Administrator is a committee of two or more individuals, a majority of the members of the Plan Administrator shall constitute a quorum. Any action authorized by a majority of the members:
               (i) Present at any meeting, or
               (ii) In writing without a meeting, shall constitute the actions of the Plan Administrator.
          (b) The Plan Administrator may designate one or more individuals as authorized to execute any document or documents on behalf of the Plan Administrator.

     5.4 Notices and Communications.
          (a) All communications from Participants to the Plan Administrator shall be in writing, on forms prescribed by the Plan Administrator. These communications shall be mailed or delivered to the office designated by the Plan Administrator, and shall be deemed to have been given when received by the Plan Administrator.
          (b) Each communication from the Plan Administrator to a Participant or beneficiary shall be in writing and may be delivered in person or by mail. These communications shall be deemed to have been delivered and received by the Participant three (3) days after the date when it is deposited in the United States Mail with postage prepaid, addressed to the Participant or beneficiary at his last address of record with the Plan Administrator.
     5.5 Reporting and Disclosure. The Company (and not the Plan Administrator) shall be responsible for the reporting and disclosure of information required to be reported or disclosed pursuant to ERISA or any other applicable law.
     5.6 Conflict of Interest. Any member of the Plan Administrator who is also a Participant shall not be qualified to act or vote on any matter relating solely to himself.
     5.7 Indemnification. To the extent permitted by law, the Certificate of Incorporation of the Company, the Bylaws of the Company and any indemnity agreements between the Company and its directors or employees, the Company shall indemnify each member of the Board and of the Plan Administrator, and any other employee of the Company with duties under the Plan, against expenses (including any amount paid in settlement) reasonably incurred by him in connection with any claims against him by reason of his conduct in the performance of his duties under the Plan.
ARTICLE VI
APPLICATION FOR BENEFITS
     6.1 Application for Benefits.
          (a) The Plan Administrator may require any person claiming benefits under the Plan (“Claimant”) to submit an application therefore, together with such other documents and information as the Plan Administrator may require.
          (b) Within ninety (90) days following receipt of the application and all necessary documents and information, the Plan Administrator’s authorized delegate reviewing the claim shall furnish the Claimant with written notice of the decision rendered with respect to the application.
          (c) Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial ninety (90) day period.

               (i) The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.
               (ii) In no event shall the period of the extension exceed ninety (90) days from the end of the initial ninety (90) day period.
     6.2 Content of Denial. In the case of a denial of the Claimant’s application, the written notice shall sat forth:
          (a) The specific reasons for the denial;
          (b) References to the Plan provisions upon which the denial is based;
          (c) A description of any additional information or material necessary for perfection of the application (together with an explanation of why the material or information is necessary); and
          (d) An explanation of the Plan’s claims review procedure.
     6.3 Appeals.
          (a) In order to appeal the decision rendered with respect to his application for benefits or with respect to the amount of his benefits, the Claimant must follow the appeal procedures set forth in this Section 6.3.
          (b) The appeal must be made, in writing within sixty (60) days after the date of notice of the decision with respect to the application, the Claimant may request that his application be given full and fair review by the Plan Administrator. The Claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal.
          (c) The decision of the Plan Administrator shall be made promptly, and not later than sixty (60) days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision shall be rendered as soon as possible, but not later than sixty (60) days following the expiration of the initial sixty (60) day period.
          (d) The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner designed to be understood by the Claimant, with specific references to the pertinent Plan provisions upon which the decision is based.
     6.4 Arbitration. If the claim is denied after review, the Applicant shall submit the claim to binding arbitration. Such arbitration shall be binding and final. There shall be one arbitrator, who shall be a retired superior court or federal court judge. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard or refuse to enforce any contractual provision. The arbitrator shall have no right, power or jurisdiction to award an Applicant any punitive or exemplary damages of any kind. All reasonable legal fees and expenses incurred in connection with such arbitration shall be borne by the non prevailing party. THE PARTICIPANT AND THE COMPANY

ACKNOWLEDGE AND AGREE THAT BY BECOMING A PARTICIPANT UNDER THE PLAN, THEY ARE AGREEING TO THIS ARBITRATION PROVISION AND ARE WAIVING ALL RIGHTS TO A TRIAL BY JURY.
     6.5 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought unless and until the Claimant has exhausted his remedies under this Article VI.
ARTICLE VII
MISCELLANEOUS MATTERS
     7.1 Amendment or Termination.
          (a) The Board may, at its sole discretion, amend or terminate this Plan at any time or from time to time, in whole or in part by a duly adopted resolution, provided that, without the consent of each existing Participant, no amendment or termination may adversely affect that Participant’s rights to receive accrued benefits as provided in the Plan, as in effect prior to such amendment or termination.
          (b) The termination of the Plan will result in the immediate vesting of accrued benefits.
          (c) All benefits will be payable at the time the Participant would have otherwise been eligible to receive benefits under the provisions of this Plan in effect before Plan termination. However, the Board may elect to accelerate the payment of the benefits under the Plan, and to pay such benefits in the form of lump sum distributions if such election to accelerate the payment of benefits would not result in a Participant’s benefits becoming subject to the excise taxes contemplated by Section 409A of the Code. Any lump sum benefits paid under this Section 7.1(c) will be the Actuarial Equivalent of the benefits determined under Section 3.1 above, calculated as of the date the Plan is terminated.
     7.2 Effect of Reorganization or Transfer of Assets.
          (a) In the event of a consolidation, merger, sale, liquidation, or other transfer of substantially all of the operating assets of the Company to any other company, the ultimate successor to the business of the Company shall automatically be deemed to have elected to continue this Plan in full force and effect, in the same manner as if the Plan had been adopted by resolution of its board of directors.
          (b) The presumption set forth in Paragraph (a) above shall not apply if the successor, by resolution of its board of directors, elects not to so continue this Plan in effect. In such a case, the Plan shall terminate as of the effective date set forth in the board resolution.
     7.3 Rights of Participants.
          (a) Nothing contained herein will confer on any Participant the right to be retained in the service of the Company, nor will it interfere with the Company’s right to discharge or otherwise deal with Participants without regard to the existence of this Plan. The

Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Company except to the extent provided herein.
          (b) The benefits under the Plan are unfunded. Accordingly, no Participant shall have a preferred claim on, or a beneficial ownership interest in, any assets of the Company prior to the time such assets are paid to him in the form of benefits.
          (c) All rights created under the Plan shall be mere unsecured contractual rights of Participants against the Company. However, nothing in this document shall in any way diminish any rights of a Participant to pursue his rights as a general creditor of Company with respect to his benefits under the Plan.
     7.4 Assignment of Benefits. To the maximum extent permitted by law, no benefit under this Plan may be assigned or alienated. Any purported transfer, assignment, encumbrance, or attachment thereof shall be void and of no effect. In the event of a dispute involving any individual’s right to receive the benefit hereunder, the Plan Administrator or the Company may enter an interpleader action. Payment of the benefit to a court of competent jurisdiction with proper notice to the appropriate parties in dispute shall be in full satisfaction of all claims against the Plan Administrator and the Company as to the Plan, and shall be equivalent to a receipt and release pursuant to Section 7.7.
     7.5 Other Plans. This Plan shall not affect the right of any Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.
     7.6 Interpretation.
          (a) The provisions of this Plan shall in all cases be interpreted in a manner that is consistent with this Plan satisfying the applicable requirements of ERISA.
          (b) If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan will be construed and enforced as if the provision had not been included in it.
          (c) Unless the context clearly indicates otherwise, the masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular.
          (d) Article and section headings are for convenience of reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any Article or Section.
     7.7 Receipt or Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

     7.8 Governing Law. Except to the extent preempted by ERISA, this Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of Texas. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
     7.9 Section 409A Standards. The Plan shall be effected, interpreted, and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and/or guidance (the “Section 409A Standards”). To the extent that any terms of the Plan would subject any Participant to gross income inclusion, interest, or additional tax pursuant to, or would be prohibited by, Section 409A of the Code, those terms are to that extent superseded by the applicable Section 409A Standards.

     IN WITNESS WHEREOF The Houston Exploration Company has caused this Plan document to be executed by its duly authorized officer as of the 25th day of July, 2006.

THE HOUSTON EXPLORATION COMPANY
By:	/s/ Roger B. Rice

Exhibit A
Designated Plan Participants
The following designated individuals shall be entitled to the following number of Years of Service as of the Effective Date.

Participant	Years of Service
Bergeron

Campbell

Hargett

Hresko

Mueller

Ray

Rice

Sherrick

Westmoreland

A-1